Exhibit 99.1

SHAREHOLDER ALERT

                              E.DIGITAL CORPORATION
                           CLOSES SERIES EE FINANCING

(SAN DIEGO, CA, November 30, 2004) - e.Digital Corporation (OTC: EDIG), a leading innovator and provider of proprietary digital technology platforms, today announced it received an additional $100,000 through the sale of Series EE Convertible Preferred shares and warrants to selected institutional and accredited investors. The company received the funds under the same terms and conditions announced on November 19 (http://www.edigital.com/news).

The company expects to use the net proceeds from this financing to speed development of the next generation of its proprietary video/audio technology platform and for general working capital. Funds from the financing will not be used for repayment of the company's unsecured notes.

The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without a registration statement or exemption from registration. The company has agreed to file a registration statement on the securities. The company's Form 8-K, filed today with the SEC, provides a description of this transaction.

About e.Digital Corporation: e.Digital Corporation partners with leading, innovative companies, designing and providing manufacturing services for their branded digital video, digital audio and wireless products based on the Company's proprietary MicroOS(TM)-enabled technology platforms. e.Digital specializes in the delivery and management of open and secure digital content through it's Video/Audio, Personal Audio, Automotive, and Wireless technology platforms. e.Digital's services include the licensing of the Company's MicroOS(TM), custom software and hardware development, industrial design, and manufacturing services through the Company's manufacturing partners. For more information about e.Digital and its technology platforms, please visit the company website at www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995:
All statements made in this document, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the company operates. Those statements are not guarantees of future performance and involve risks, uncertainties and assumptions that will be difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by e.Digital Corporation with the Securities and Exchange Commission ("SEC"). e.Digital Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by it.

CONTACT:
e.Digital Corporation: Robert Putnam, (858) 679-1504, rputnam@edigital.com